                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                        THREE
                                                                       MONTHS
                                                                        ENDED
                                                                      MARCH 31,
                                                                        1996
                                                                      ---------
Net Income...........................................................   $  53
Add:
  Interest...........................................................      40
  Amortization of capitalized debt expense...........................       1
  Portion of rentals representative of interest factor...............       3
  Income tax expense and other taxes on income.......................      44
  Fixed charges of unconsolidated subsidiaries.......................     --
  Cumulative effect of change in accounting principles (net of
   taxes)............................................................     --
                                                                        -----
    Earnings as defined..............................................   $ 141
                                                                        =====
Interest.............................................................   $  40
Interest capitalized.................................................     --
Amortization of capitalized debt expense.............................       1
Portion of rentals representative of interest factor.................       3
Fixed charges of unconsolidated subsidiaries.........................     --
                                                                        -----
    Fixed charges as defined.........................................   $  44
                                                                        =====
Preferred Dividends:
  Amount declared....................................................   $   2
  Gross-up to pre-tax based on 37% effective rate....................   $   3
Ratio of earnings to fixed charges and preferred dividends...........    3.00
                                                                        =====
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